EXHIBIT 1(B)


                            REVOLVING PROMISSORY NOTE

                                                             South Bend, Indiana
                                                                  MARCH 30, 1996

$350,000.00

For value received, the undersigned, jointly and severally if more than one person or entity ("Borrower"), promises to pay to the order of 1st Source Bank ("1st Source") at any of its offices the principal sum of THREE HUNDRED FIFTY Thousand and no/100 Dollars ($350,000.00).

With interest thereon prior to maturity at the rate of:

ONE AND ONE-HALF percent (1.50%) per year over the Prime Rate. Prime Rate Shall mean the Prime Rate as published in the The Wall Street Journal, and which is
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described as the base rate on corporate loans at large U. S. money center commercial banks, as such rate may vary from time to time. If such base rate is expressed in a range in said publication, the higher rate of the reported range will apply. In the event the The Wall Street Journal ceases to publish a Prime
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Rate, 1st Source shall use a similar source to determine said Prime Rate.  The interest rate will be adjusted with each published change of the Prime Rate.

After maturity, whether by acceleration or otherwise, interest will be payable at a rate which is three percent (3%) per year in excess of the interest rate otherwise payable hereon. Interest shall be computed on the basis of a three hundred sixty (360) day year, and accrue for each day any principal sum remains unpaid. 1st Source will charge, and Borrower agrees to pay, a late charge of two percent (2%) per month on any installment of principal or interest not paid within ten (10) days of the due date.

Interest shall be paid on the LAST day of APRIL, 1996 and on the LAST day of each consecutive MONTH thereafter until AUGUST 15, 1996 ("Termination Date"), when all unpaid sums of principal and interest shall be due and payable.

The unpaid balance of this Note shall be the total amounts advanced by 1st Source less the total amount of payments of principal received by 1st Source, plus accrued interest. Borrower and 1st Source contemplate that by reason of prepayments received by 1st Source there may be times when no indebtedness is outstanding on this Note. Notwithstanding such occurrences, this Note shall remain in full force and effect as to advances made pursuant to the terms of this Note subsequent to such occurrences.

Upon failure by Borrower to pay any amount when due under the terms of this Note, or upon a default under any of the terms, warranties, covenants, or conditions of any note, loan document, mortgage, security agreement or other instrument, whether related to this transaction or otherwise, executed by the Borrower and delivered to 1st Source, all of the indebtedness evidenced hereby and remaining unpaid shall, at the option of 1st Source and without further demand or notice, become immediately due and payable with attorneys' fees incurred by 1st Source in enforcing this Note. Borrower and all guarantors, sureties, and endorsers severally waive demand, presentment for payment, notice of dishonor, notice of nonpayment, protest, notice of protest, and diligence by 1st Source in collection and bringing suit on this Note and all benefits of valuation and appraisement laws and expressly agree that this Note may be extended or otherwise modified from time to time without notice with full reservation of 1st Source's rights, and without in any way affecting the liability of the Borrower, guarantors, sureties and endorsers hereunder.














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1ST SOURCE'S ACCEPTANCE OF LATE OR PARTIAL PAYMENTS, EXCUSE OF ANY DEFAULT, OR
DELAY IN ENFORCEMENT OF ANY RIGHT, SHALL NOT ESTABLISH A CUSTOM OR COURSE OF CONDUCT AS TO ANY WAIVER OF 1ST SOURCE'S RIGHTS AND REMEDIES.

Borrower and all guarantors, sureties and endorsers authorize 1st Source at any time after maturity, whether by acceleration or otherwise, and without notice or demand, to appropriate and to apply to the payment of this Note any balances, credits, deposits, accounts, monies, securities and other property of Borrower or any such guarantors, sureties and endorsers which now or hereafter are in the possession of or on deposit with 1st Source.

This Note is executed under, and is subject to the terms of, a General Loan Agreement between Borrower and 1st Source dated MARCH 30, 1996, (together with all amendments and supplements to, and replacements for said Agreement, the "General Loan Agreement"). Borrower hereby certifies, represents and warrants to 1st Source that all representations and warranties contained in the General Loan Agreement are true and correct on the date hereof, and that no event of default, or event which with notice or lapse of time or both would become an event of default, has occurred and is continuing under the General Loan Agreement.

This Note shall be secured by any collateral pledged to 1st Source by grant of security interest or otherwise, whether relating directly to this Note or in conjunction with any other obligation owed by Borrower to 1st Source whether now existing or hereafter arising.

DUE TO THE HIGH COST AND TIME INVOLVED IN COMMERCIAL LITIGATION BEFORE A JURY, BORROWER AND ALL GUARANTORS, SURETIES AND ENDORSERS WAIVE ALL RIGHT TO A JURY TRIAL ON ALL ISSUES IN ANY ACTION OR PROCEEDING RELATING TO THIS NOTE, THE TRANSACTION EVIDENCED BY THIS NOTE, OR ANY DOCUMENTS EXECUTED IN CONNECTION WITH THIS NOTE, AND NO ATTEMPT SHALL BE MADE TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION OR PROCEEDING WITH ANY OTHER ACTION OR PROCEEDING IN WHICH THERE IS A TRIAL BY JURY OR IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.

This Note and payments due hereunder are being delivered and accepted in the State of Indiana and shall be interpreted, construed and governed by the laws of the State of Indiana.

ADDRESS OF BORROWER:               BORROWER:  KOSZEGI INDUSTRIES, INC. AND
                                              FORWARD INDUSTRIES, INC.
702 S. CHAPIN STREET
SOUTH BEND, INDIANA  46624         KOSZEGI INDUSTRIES, INC.


                                   By:  s/ Michael Schiffman
                                      ------------------------------------------
                                            MICHAEL SCHIFFMAN, EXECUTIVE VICE
                                            PRESIDENT

                                   FORWARD INDUSTRIES, INC.


                                   By:  s/ Michael Schiffman
                                      ------------------------------------------
                                            MICHAEL SCHIFFMAN, EXECUTIVE VICE
                                            PRESIDENT


OFFICER'S INITIAL:
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ACCOUNT NUMBER:
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NOTE NUMBER:
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CS52S PBO1















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